                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                                August 28, 1998

                                   KTI, INC.
               (Exact name of Registrant as specified in Charter)


          New Jersey                 33-85234              22-2665282
------------------------------------------------------------------------------
(State or other juris-            (Commission            (IRS Employer
diction of incorporation)          File Number)           Identification
                                                            Number)


7000 Boulevard East, Guttenberg, New Jersey                      07093
------------------------------------------------------------------------------
(Address of principal executive office)                       (Zip Code)


Registrant's telephone number including area code-           (201) 854-7777
                                                   ---------------------------


                                 Not Applicable
------------------------------------------------------------------------------
         (Former name and former address, as changed since last report)

Item 2. Acquisition or Disposition of Assets.

      On August 28, 1998, FCR, Inc., a Delaware corporation ("FCR"), was merged (the "Merger") with and into KTI Acquisition Sub, Inc., a Delaware Corporation and a wholly owned subsidiary of the Registrant ("Merger Sub"), pursuant to an Agreement and Plan of Merger, dated July 22, 1998 (the "Merger Agreement"), by and among the Registrant, Merger Sub, FCR and the securityholders of FCR (the "Holders"). Pursuant to the Merger Agreement, at the closing of the Merger, the securities of FCR held by the Holders were converted into the right to receive an aggregate of (i) $30.0 million in cash (the "Initial Cash Consideration"),
(ii) 1,714,285 shares of common stock, no par value (the "Common Stock"), of the Registrant (the "Initial Stock Consideration"), and (iii) an additional payment of up to $30.0 million (the "Earnout"), based upon the earnings from the operations of FCR for the period from July 1, 1998 through December 31, 1998, payable in a combination of cash and Common Stock, which Common Stock shall be valued at the greater of the market value of the Common Stock on the date the Earnout is determined and $23 per share; provided, that if the market value of the Common Stock on the date the Earnout is determined is less than $18 per share, the FCR Holders shall be entitled to an additional payment equal to the difference between $18 and such market value (the "Makeup Payment," and together with the Earnout, the Initial Cash Consideration and the Initial Stock Consideration, the "Merger Consideration"). The Merger Consideration is payable in a combination of cash and Common Stock, and the value of the Common Stock portion of the Merger Consideration shall be equal to at least 40% of the aggregate Merger Consideration. As a result of the Merger, FCR became a whollyowned subsidiary of the Registrant.

      FCR is a diversified recycling company that provides residential and commercial recycling processing and marketing services and manufactures products, in particular, cellulose insulation, using recycled materials. FCR owns or operates eighteen material recovery facilities, six cellulose insulation manufacturing facilities and three plastic reprocessing facilities in twelve states.

      The Registrant utilized its $150.0 million line of credit with KeyBank National Association to fund the $30.0 million Initial Cash Consideration.

      Effective as of the closing of the Merger, Mr. Paul A. Garrett, Chief Executive Officer of FCR, was named the Vice-Chairman of the Board of Directors of the Registrant and was elected to the Board of Directors of the Registrant. Mr. Brian J. Noonan, Chief Financial Officer of FCR, was named Chief Financial Officer of the Registrant. Each of Messrs. Garrett, Noonan and Michael Kuruc, the Chief Operating Officer of FCR, entered into three year Employment Agreements with the Registrant, pursuant to which each one receives a base salary of $250,000, $140,000 and $148,000, respectively. The Employment Agreements provide for severance benefits in the event the employee is terminated, except if the employee is terminated for cause. Also effective with the closing of the Merger, two former directors of FCR, W. Chris Hegele and Carlos Aguero, were elected to the Board of Directors of the Registrant.

      On July 2, 1998, FCR acquired all the outstanding shares of stock of Resource Recovery Systems, Inc. ("RRS"). RRS provides residential and commercial recycling processing and marketing services with plants located in Berlin, Connecticut, Howes Cave, New York, Claverack, New York, Saginaw, Michigan, Ann Arbor, Michigan, Athens, Georgia, and Sarasota, Florida. The aggregate purchase price for the stock of approximately $4.41 million was paid in cash. In connection with this transaction, certain debt of RRS totaling approximately $3.96 million was refinanced under FCR's existing credit agreement and approximately $2.13 million of debt of RRS remained outstanding. In addition, FCR paid a total of $500,000 in a covenant-not-to-compete to two former shareholders of RRS. The acquisition was financed with a $10.0 million term note with LaSalle National Bank.

Item 7. Financial Statements and Exhibits

      (a) (1) Financial Statements of the business acquired.

      The audited balance sheet of FCR, Inc. and its subsidiaries as of December 31, 1997 and 1996 and the related consolidated statement of operations, stockholders' equity and cash flows for each of the years then ended are included on pages F-1 through F-21. In addition, the interim unaudited financial statements for the six months ended June 30, 1998 and 1997 are included on pages F-22 through F-25.

FCR, INC. AND SUBSIDIARIES


CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND 1996 TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                        [ARTHUR ANDERSEN LLP LETTERHEAD]



REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
FCR, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of FCR, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FCR, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
---------------------------------------

Charlotte, North Carolina,
  February 27, 1998 (except with
  respect to the matters discussed
  in Note 13, as to which the date is
  September 30, 1998).

                           FCR, Inc. and Subsidiaries

                           Consolidated Balance Sheet
                           December 31, 1997 and 1996


                                  ASSETS                                              1997            1996
                                                                                  ------------    ------------
CURRENT ASSETS:
     Cash and cash equivalents                                                    $  2,777,365    $     25,028
     Accounts receivable, net                                                        5,002,418       2,576,079
     Inventory                                                                       1,768,274         179,089
     Receivable from shareholder                                                     1,294,280               0
     Other assets                                                                    1,312,754         278,547
     Deferred tax assets                                                               101,000         286,000
     Net assets of discontinued operations                                                   0       1,043,472
                                                                                  ------------    ------------
                       Total current assets                                         12,256,091       4,388,215
                                                                                  ------------    ------------
PROPERTY, PLANT AND EQUIPMENT:
     Machinery and equipment                                                        19,118,367       9,485,933
     Building and leasehold improvements                                             2,872,029       2,021,377
     Office furniture and fixtures                                                     535,456         281,834
     Construction in progress                                                        2,287,689         763,916
                                                                                  ------------    ------------
                                                                                    24,813,541      12,553,060
     Less - Accumulated depreciation                                                (4,834,186)     (3,103,076)
                                                                                  ------------    ------------
                                                                                    19,979,355       9,449,984
                                                                                  ------------    ------------
OTHER ASSETS                                                                         1,224,621         377,440

GOODWILL, net                                                                        8,120,898               0
                                                                                  ------------    ------------
                                                                                     9,345,519         377,440
                                                                                  ------------    ------------

                                                                                  $ 41,580,965    $ 14,215,639
                                                                                  ============    ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY                               1997            1996
                                                                                  ------------    ------------
CURRENT LIABILITIES:
     Line of credit                                                               $  1,801,666    $          0
     Current portion of obligations under capital leases                               291,982         508,561
     Current portion of long-term debt                                               1,894,169         789,784
     Note payable to shareholder                                                     2,500,000               0
     Accounts payable                                                                4,582,891       1,910,589
     Accrued liabilities                                                             1,744,269         730,742
                                                                                  ------------    ------------
                       Total current liabilities                                    12,814,977       3,939,676
                                                                                  ------------    ------------
OTHER LONG-TERM OBLIGATIONS                                                            683,720         967,093
LONG-TERM DEBT                                                                      11,431,346       3,559,140
SUBORDINATED DEBT                                                                    5,910,000               0
DEFERRED TAX LIABILITIES                                                             1,251,000         869,000
                                                                                  ------------    ------------
                                                                                    32,091,043       9,334,909
                                                                                  ------------    ------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
     Series A convertible preferred stock, $.01 par value; 1,500,000 shares authorized, 1,149,842 and 1,008,000 shares issued and outstanding at
          December 31, 1997 and 1996, respectively                                   2,230,648       5,877,631

     Series B convertible preferred stock, $.01 par value; 75,000 shares
          authorized, issued and outstanding                                           300,000         300,000

     Series C convertible preferred stock, $.01 par value; 600,000 shares
          authorized, 488,625 shares issued and outstanding                          1,817,784       1,817,784

     Common stock, $.01 par value, 3,262,500 shares authorized, 1,540,562 and
          949,245 shares issued and outstanding at December 31, 1997 and 1996,
          respectively                                                                  15,405           9,492

     Additional paid-in capital                                                      4,243,314          67,682
     Retained earnings (deficit)                                                       882,771      (3,191,859)
                                                                                  ------------    ------------
                       Total stockholders' equity                                    9,489,922       4,880,730
                                                                                  ------------    ------------
                                                                                  $ 41,580,965    $ 14,215,639
                                                                                  ============    ============


  The accompanying notes to financial statements are an integral part of these balance sheets.

                           FCR, Inc. and Subsidiaries

                      Consolidated Statement of Operations
                 For the Years ended December 31, 1997 and 1996

                                                                              1997             1996
                                                                          ------------     ------------
NET REVENUES                                                              $ 36,654,254     $ 15,023,535
PROCESSING AND MANUFACTURING COSTS                                          28,484,273       12,498,895
                                                                          ------------     ------------
                       Gross margin                                          8,169,981        2,524,640
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                 4,164,186        1,968,460
                                                                          ------------     ------------
                       Operating income                                      4,005,795          556,180
INTEREST AND OTHER EXPENSE                                                  (1,369,241)        (455,611)
                                                                          ------------     ------------
                       Income before provision for income taxes              2,636,554          100,569
PROVISION FOR INCOME TAXES                                                   1,099,000           22,000
                                                                          ------------     ------------
INCOME FROM CONTINUING OPERATIONS                                            1,537,554           78,569
DISCONTINUED OPERATIONS:
     Loss from operations of discontinued commercial office
       recycling (less applicable credit for income taxes of $272,000)               0         (762,834)
     Loss on disposal of commercial office recycling including a provision of $118,000 for operating losses during the
       phaseout period                                                               0         (133,000)
                                                                          ------------     ------------
                       Net income (loss)                                  $  1,537,554     $   (817,265)
                                                                          ============     ============

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                           FCR, Inc. and Subsidiaries

                      Consolidated Statement of Cash Flows
                 For the Years ended December 31, 1997 and 1996


                                                                                   1997             1996
                                                                               ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                         $  1,537,554     $   (817,265)
     Adjustments to reconcile net income (loss) to net cash provided by
         (used in) operating activities-
              Depreciation and amortization                                       2,150,381        1,059,087
              Accretion of common stock warrants                                     25,980                0
              Gain (loss) on disposal of fixed assets                                 2,896          (25,973)
              Deferred income taxes                                                 567,000          (68,000)
              Loss on disposal of discontinued operations                                 0         (133,000)
              Loss from discontinued operations                                           0         (762,834)
     Changes in operating assets and liabilities-
          Increase in accounts receivable, net                                     (773,163)        (800,254)
          Increase in inventory                                                    (641,754)          (3,521)
          Increase in other assets                                               (1,301,290)        (123,989)
          Increase (decrease) in accounts payable                                  (805,697)         668,702
          Decrease in other liabilities                                            (202,991)      (1,128,410)
                                                                               ------------     ------------
                       Net cash provided by (used in) continuing operations         558,916       (2,135,457)
                                                                               ------------     ------------
                       Decrease in net assets of discontinued operations          1,043,472          917,763
                                                                               ------------     ------------
                       Net cash provided by (used in) operating activities        1,602,388       (1,217,694)
                                                                               ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisitions of businesses, net of cash acquired                            (9,253,480)               0
     Purchases of property and equipment                                         (4,682,468)      (2,625,677)
     Capital expenditures of discontinued operations                                      0          (12,313)
     Proceeds from sale of fixed assets                                               4,500           48,437
                                                                               ------------     ------------
                       Net cash used in investing activities                    (13,931,448)      (2,589,553)
                                                                               ------------     ------------



                                                                                   1997             1996
                                                                               ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of long-term debt                                  $ 16,603,334     $  3,631,937
     Proceeds from issuance of subordinated debt                                  6,000,000                0
     Net borrowings under line of credit                                          1,589,728                0
     Principal payments under capital lease obligations                            (583,797)        (439,792)
     Principal payments under long-term debt                                     (7,626,743)        (644,654)
     Principal payments of discontinued operations                                        0         (100,165)
     Increase in receivable from shareholder                                     (1,294,280)               0
     Proceeds from exercise of stock options                                              0            7,500
     Proceeds from exercise of common stock warrants                                140,011                0
     Issuance of common stock                                                       300,644                0
     Dividends paid - Series C preferred stock                                      (47,500)        (190,000)
                                                                               ------------     ------------
                       Net cash provided by financing activities                 15,081,397        2,264,826
                                                                               ------------     ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                         2,752,337       (1,542,421)
CASH AND CASH EQUIVALENTS, beginning of year                                         25,028        1,567,449
                                                                               ------------     ------------
CASH AND CASH EQUIVALENTS, end of year                                         $  2,777,365     $     25,028
                                                                               ============     ============
SUPPLEMENT DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the year-
          Interest                                                             $  1,160,369     $    449,999
          Taxes on income                                                           709,157                0
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
     Capital lease obligation entered into for lease of new equipment                     0          439,733
     Issuance of common stock with acquisitions                                   2,562,503                0
     Issuance of Series A preferred stock                                         1,063,825                0
ACQUISITIONS OF BUSINESSES, net of cash acquired:
     Working capital, other than cash                                             1,041,578                0
     Property, plant and equipment                                               (8,136,793)               0
     Costs in excess of net assets of companies acquired                         (8,231,547)               0
     Other noncurrent assets                                                        (54,123)               0
     Long-term debt                                                               2,711,938                0
     Noncurrent liabilities                                                         852,964                0
     Issuance of common stock                                                     2,562,503                0
                                                                               ============     ============


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                           FCR, Inc. and Subsidiaries

                 Consolidated Statement of Stockholders' Equity
                 For the Years ended December 31, 1997 and 1996


                                                                  PREFERRED STOCK       PREFERRED STOCK    PREFERRED STOCK
                                                                     SERIES A               SERIES B           SERIES C
                                                                SHARES       AMOUNT     SHARES   AMOUNT   SHARES     AMOUNT
                                                               ---------  -----------   ------  --------  -------  ----------
BALANCE, December 31, 1995                                     1,008,000  $ 5,060,751   75,000  $300,000  488,625  $1,817,784
   Reflect 15 for 1 stock split                                        0            0        0         0        0           0
   Exercise of common stock options                                    0            0        0         0        0           0
   Accretion to redemption value of preferred stock                    0      816,880        0         0        0           0
   Dividends paid                                                      0            0        0         0        0           0
   Net loss                                                            0            0        0         0        0           0
                                                               ---------  -----------   ------  --------  -------  ----------
BALANCE, December 31, 1996                                     1,008,000    5,877,631   75,000   300,000  488,625   1,817,784
   Accretion to redemption value of preferred stock                    0      217,269        0         0        0           0
   Elimination of mandatory redemption provision of preferred
      stock                                                            0   (3,865,670)       0         0        0           0
   Issuance of preferred stock                                   141,842        1,418        0         0        0           0
   Issuance of common stock                                            0            0        0         0        0           0
   Exercise of common stock warrants                                   0            0        0         0        0           0
   Exercise of common stock options                                    0            0        0         0        0           0
   Issuance and accretion to redemption value of common stock
      warrants                                                         0            0        0         0        0           0
   Dividends paid                                                      0            0        0         0        0           0
   Net income                                                          0            0        0         0        0           0
                                                               ---------  -----------   ------  --------  -------  ----------
BALANCE, December 31, 1997                                     1,149,842  $ 2,230,648   75,000  $300,000  488,625  $1,817,784
                                                               =========  ===========   ======  ========  =======  ==========

                                                                                   ADDITIONAL     RETAINED        TOTAL
                                                                   COMMON STOCK      PAID-IN      EARNINGS     STOCKHOLDERS'
                                                                 SHARES    AMOUNT    CAPITAL      (DEFICIT)       EQUITY
                                                               ---------  -------  -----------   -----------   -----------
BALANCE, December 31, 1995                                       820,245  $   546  $    69,128   $(1,367,714)  $ 5,880,495
   Reflect 15 for 1 stock split                                        0    7,656       (7,656)            0             0
   Exercise of common stock options                              129,000    1,290        6,210             0         7,500
   Accretion to redemption value of preferred stock                    0        0            0      (816,880)            0
   Dividends paid                                                      0        0            0      (190,000)     (190,000)
   Net loss                                                            0        0            0      (817,265)     (817,265)
                                                               ---------  -------  -----------   -----------   -----------
BALANCE, December 31, 1996                                       949,245    9,492       67,682    (3,191,859)    4,880,730
   Accretion to redemption value of preferred stock                    0        0            0      (217,269)            0
   Elimination of mandatory redemption provision of preferred
      stock                                                            0        0            0     3,865,670             0
   Issuance of preferred stock                                         0        0    1,062,407    (1,063,825)            0
   Issuance of common stock                                      421,207    4,212    2,858,936             0     2,863,148
   Exercise of common stock warrants                             140,110    1,401      138,610             0       140,011
   Exercise of common stock options                               30,000      300         (300)            0             0
   Issuance and accretion to redemption value of common stock
      warrants                                                         0        0      115,979             0       115,979
   Dividends paid                                                      0        0            0       (47,500)      (47,500)
   Net income                                                          0        0            0     1,537,554     1,537,554
                                                               ---------  -------  -----------   -----------   -----------
BALANCE, December 31, 1997                                     1,540,562  $15,405  $ 4,243,314   $   882,771   $ 9,489,922
                                                               =========  =======  ===========   ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                           FCR, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                           December 31, 1997 and 1996


1. DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES:


DESCRIPTION OF BUSINESS

FCR, Inc. (the Company), through its subsidiaries, is a diversified recycling company engaged in residential recycling and the manufacturing of products using recycled materials. The Company consists of three business segments: Recycling Division, Insulation Division and Plastics Division.

The Recycling Division is engaged in the design and operations of facilities which sort, process, and market recyclable materials delivered to the facilities either by municipalities under long-term contracts as part of their overall recycling programs or contract haulers under various commercial recycling programs. The Recycling Division operates facilities in Connecticut, New Jersey, Virginia, North Carolina, South Carolina, Florida and Tennessee. The Recycling Division sells primarily recyclable material to entities who manufacture recycled-paper or containers, constructed from newspaper, corrugated cardboard, aluminum, plastic or glass. Recyclable materials are considered commodities and are subject to fluctuations beyond contractual price agreements. The Recycling Division represented 61% of the Company's 1997 consolidated net revenues.

The Insulation Division began in May 1997 with the purchase of Suncoast (Note
2). The Insulation Division produces cellulose insulation which is primarily used in the construction of manufactured and single family residential homes. The primary raw material for cellulose insulation is newspaper collected from residential recycling programs. The cellulose insulation is sold to the manufacturers of manufactured homes and insulation contractors throughout the United States and thus the results of the Insulation Division are impacted by the sales of new homes which is cyclical in nature. The Insulation Division operates facilities in North Carolina, Florida, Arizona, Oregon and Ohio. Sales of cellulose insulation represented 31% of the Company's 1997 consolidated net revenues.

The Plastics Division began in September 1997 with the purchase of Resource Recycling, Inc. (Note 2). The Plastics Division is a reprocessor of high density polyethylene (HDPE) plastics collected from residential recycling programs and industrial customers. The plastics are ground, washed and repellatized. The recycled plastics are sold primarily to manufacturers of nursery supplies and packaging materials for household and automotive products. The Plastics Division operates three facilities in North Carolina. Sales of recycled plastics represented 8% of the Company's 1997 consolidated net revenues. The majority of the Plastics Division's raw materials are obtained from the Recycling Division.

In November 1996, the Company discontinued the operations of the commercial office recycling line of business (Note 12).

ACCOUNTING POLICIES


      PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

      REVENUE RECOGNITION

      Revenue from tipping fees is recognized upon delivery of the recyclable materials to the Company. Revenue from the sale of recyclable materials, insulation and plastic is recognized upon shipment. The Recycling Division shares a portion of its revenue from the sale of recyclable materials with certain of those municipalities it serves.

      COMMODITY CONTRACTS

      The Company engages in long-term contracts with various customers to sell recyclable materials at a negotiated price in relationship to market price with a contractual floor. These contracts range in term from one to nine years and expire at various dates through 2006.

      CASH EQUIVALENTS

      The Company considers unrestricted interest-bearing deposits with financial institutions with original maturities of three months or less to be cash equivalents.

      ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

      The Company extends credit based on an evaluation of customers' financial condition, generally without requiring collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses by providing allowances for anticipated losses.

      At December 31, 1997 and 1996, the Company's accounts receivable balance represents amounts due primarily from purchasers of recyclable materials, insulation, plastic and fees from municipalities, net of an allowance for doubtful accounts of approximately $253,000 and $30,000 at December 31, 1997 and 1996, respectively.

      INVENTORIES

      Inventories are valued at the lower of cost or market, with cost being determined on the basis of the first-in, first-out (FIFO) method. Inventories consist of the following at December 31, 1997 and 1996:

                                                          1997          1996
                                                       ----------    ----------
      Raw materials                                    $  568,646    $        0
      Finished goods                                    1,199,628       179,089
                                                       ----------    ----------
                                                       $1,768,274    $  179,089
                                                       ==========    ==========

      PROPERTY AND EQUIPMENT

      Property and equipment are recorded at cost. Depreciation has been computed using the straight-line method over the estimated lives of the various asset groups as follows: building - 10 years; machinery and equipment - 3 to 10 years; and office furniture and fixtures - 3 to 7 years. Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the improvement.

      GOODWILL

      Goodwill is the excess of the cost of net assets acquired in business combinations over their fair value. Goodwill of $8,232,000 is being amortized on a straight-line basis over 40 years. The accumulated amortization of intangible assets is approximately $111,000 as of December 31, 1997.

      The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the undiscounted net cash flows of the related businesses over the remaining life of the goodwill in measuring whether the goodwill is recoverable.

      LOAN ACQUISITION COSTS

      The Company amortizes loan acquisition costs over the term of the related loan agreements. As of December 31, 1997 and 1996, loan acquisition costs of $541,000 and $38,000, respectively, were included in other assets.

      DEFERRED INCOME TAXES

      Deferred tax assets and liabilities reflect the impact of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. Such amounts are recorded using presently enacted tax rates and regulations.

      LONG-TERM CONTRACT COSTS

      The Company defers certain direct incremental costs to secure successful long-term contracts with municipalities for the design and operation of materials recovery facilities. These costs for successful efforts are amortized over the life of the contract which range from three to ten years. During 1997 and 1996, the Company incurred approximately $60,000 and $57,000, respectively, of direct incremental long-term contract costs and approximately $286,000 and $288,000, respectively, are deferred at December 31, 1997 and 1996.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in approximate fair value because of the short-term maturity of these financial instruments. The carrying amount of long-term debt approximates fair value at December 31, 1997 and 1996.

      MANAGEMENT ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      RECLASSIFICATIONS

      Certain balances in the accompanying prior years consolidated financial statements have been reclassified to conform with current year presentation.


2. ACQUISITIONS:


SUNCOAST MFG. CO.

On May 7, 1997, the Company acquired all of the outstanding shares of common stock of Suncoast Insulation MFG. Co., N.C. and Suncoast MFG. Co., N.C. (collectively, Suncoast). Suncoast is a manufacturer of cellulose insulation and other related products. The acquisition has been accounted for as a purchase and the results of the operations of Suncoast have been included in the consolidated financial statements since the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was approximately $6,708,000 and has been recorded as goodwill, which will be amortized on a straight-line basis over 40 years. The aggregate purchase price for the stock acquired was approximately $10,013,000 which is comprised of cash and shares of the Company's common stock.

During the next two years, the former shareholder of Suncoast may receive up to $2,000,000 of additional consideration. The amount of the additional consideration will be based on the earnings of Suncoast for the 12 months ended April 30, 1998 and 1999, as defined in the purchase agreement. Of this amount, $924,000 was advanced at closing and is recorded as a note receivable from the former shareholder. Upon reaching the earnings targets discussed above, this amount will be reclassified to goodwill. If earned, the remaining additional consideration will be in the form of cash, note payable to the former shareholder, or the Company's common stock and the form of the additional consideration is at the election of both the Company and the former shareholder. Any additional consideration will be recorded as an addition to goodwill.

In conjunction with the purchase of Suncoast, the Company and the former shareholder of Suncoast entered into an employment agreement through April 2004. In addition, the former shareholder signed a noncompete agreement commencing on the date of acquisition and continuing for five years after the former shareholder's termination from the Company. The Company has an additional $370,000 note receivable from this shareholder.

RESOURCE RECYCLING, INC.

On September 2, 1997, the Company acquired substantially all the assets of Resource Recycling, Inc. (Resource). Resource is a reprocessor of post-consumer and post-industrial plastics. The acquisition has been accounted for as a purchase and the results of the operations of Resource have been included in the consolidated financial statements since the date of acquisition. The aggregate purchase price for the assets acquired was $4,100,000 which is comprised of cash and the assumption of certain liabilities.

On March 31, 1999, the former shareholders of Resource may receive additional consideration. The amount of the additional consideration will be based on the earnings of Resource for the 12 months ending March 31, 1999, as defined in the purchase agreement. If earned, the remaining additional consideration will be in the form of stock and will be recorded as goodwill.

In conjunction with the purchase of Resource, the Company and the former majority shareholder of Resource entered into an employment agreement through August 2000. In addition, the former majority shareholder signed a noncompete agreement commencing on the date of acquisition and continuing for two years after the former majority shareholder's termination from the Company.

USF INSULATION

On December 1, 1997, the Company acquired all of the outstanding shares of stock of USF Insulation, Inc. and T.J. Miller Research and Technology, Inc. (collectively, USF). USF is a manufacturer of cellulose insulation and other related products. The acquisition has been accounted for as a purchase and the results of the operations of USF have been included in the consolidated financial statements since the date of acquisition. The excess of the purchase paid price over the fair value of the net assets acquired was approximately $1,524,000 and has been recorded as goodwill, which will be amortized on a straight-line basis over 40 years. The aggregate purchase price for the stock acquired was approximately $2,700,000 which is comprised of a note payable to the former owner and shares of the Company's common stock. The note payable to shareholder owner was paid in full on January 5, 1998, and has been included in current liabilities as of December 31, 1997.

In conjunction with the acquisition of USF, the Company and former shareholder of USF entered into a consulting agreement through November 1999. In addition, the former shareholder of USF signed a noncompete agreement commencing on the date of acquisition and continuing for five years after termination of the consulting agreement.

The Company's consolidated results of operations will incorporate the acquisitions discussed above commencing on the acquisition date. The unaudited pro forma combined information below presents combined results of operations as if the acquisitions had occurred at the beginning of each year presented, after giving effect to certain adjustments, including the amortization of intangible assets, increased interest expense on the acquisition debt and related income tax effects.

The following unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had the acquisitions occurred at the beginning of each year presented, nor is it indicative of future results.

                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                   -----------------------------
                                                      1997              1996
                                                   -----------       -----------
Net revenues                                       $48,897,000       $41,662,000
Operating income                                     5,382,000         3,185,000
Income from continuing operations                    2,198,000           979,000
                                                   ===========       ===========

3. LONG-TERM DEBT AND LINES OF CREDIT:


LONG-TERM DEBT

Long-term debt consists of the following at December 31, 1997 and 1996:

                                                        1997             1996
                                                     -----------      ----------
Term loan A                                          $12,000,000      $        0
Revolving loan B                                       1,000,000               0
Various equipment notes payable                          325,515         412,554
Various notes payable repaid during 1997                       0       3,936,370
                                                     -----------      ----------
                                                      13,325,515       4,348,924
Current portion of long-term debt                      1,894,169         789,784
                                                     -----------      ----------
                                                     $11,431,346      $3,559,140
                                                     ===========      ==========

In 1997, the Company entered into two new term loan agreements with a bank. Under the term loan A agreement, the Company borrowed $12,000,000 to refinance its existing term debt and finance the acquisition of Suncoast, Resource and USF. The term loan A agreement requires quarterly payments of $400,000 to $700,000, plus interest, through December 31, 2000, with the remaining outstanding principal due at maturity on March 31, 2001. The term loan B commences on December 31, 1998, with the conversion of all outstanding borrowings under the B revolving credit agreement (see discussion below). Under the term loan B agreement, principal payments which begin on March 31, 1999, will be based on a six-year amortization with quarterly payments of principal and interest through December 31, 2000, with the remaining outstanding principal due on March 31, 2001. The interest rates for both term loans are based on prime rates that range from prime to prime plus 1.50% depending on the performance of the Company.

Subsequent to year-end, approximately $1,000,000 of borrowings under the A revolving line of credit that related to the purchase of new equipment was refinanced and is classified as long-term debt in the accompanying consolidated balance sheet and as borrowings under revolving loan B in the table above. These borrowings will convert to the term loan B at December 31, 1998.

Maturities of long-term debt with banks are as follows:

1998                                    $ 1,894,169
1999                                      2,668,551
2000                                      3,076,898
2001                                      5,685,897
                                        -----------
                                        $13,325,515
                                        ===========

LINES OF CREDIT

In 1997, the Company entered into two new revolving line-of-credit agreements with a bank. The A revolving line of credit (A Revolver) agreement provides the Company loans or letters of credit of up to $5,000,000. Amounts may be borrowed on a revolving basis and are limited to 85% of eligible receivables, as defined. The A Revolver expires on March 31, 2001. At December 31, 1997, the Company had approximately $1,802,000 outstanding on the A Revolver. In addition, the Company had $535,000 in outstanding letters of credit as security for performance on long-term contracts with municipalities which reduced the availability under the A Revolver. Under the B revolving line-of-credit (B Revolver) agreement the Company may borrow up to $3,000,000. Borrowings under this agreement are limited to 80% of the cost of new equipment, as defined. On December 31, 1998, the outstanding portion of the B revolving credit agreement converts to the term loan B. There were no borrowings on the B Revolver at December 31, 1997. The Company may select interest rates for both revolving line-of-credit agreements based on prime or LIBOR rates. The interest rates range from prime to prime plus 1.25% or LIBOR plus 125 basis points to LIBOR plus 300 basis points depending on the performance of the Company. The interest rate on the line of credit outstanding at December 31, 1997, was 8.75%. A fee of .25% per annum is charged on the unused portions of these revolving credit agreements.

The revolving line-of-credit agreements and the term loan agreements contain covenants, which among other things, require the maintenance of certain financial ratios. The credit agreements also limit the maximum amount of indebtedness and requires lender approval for certain significant mergers and acquisitions, dividends and asset sales, as defined in the loan agreement. Borrowings under the revolving credit and term loan agreements are secured by substantially all assets of the Company.


4. SUBORDINATED DEBENTURES:

Concurrent with the Suncoast acquisition discussed above, the Company completed a private placement of $6,000,000 in subordinated debentures which were used to finance the acquisition of Suncoast. The subordinated debentures have a maturity date of April 1, 2001, and interest at 14.25% is paid quarterly.

The purchasers of the subordinated debentures were also issued warrants to purchase 227,044 shares of the Company's common stock at $.01 per share. These warrants were valued at $90,000 at May 7, 1997, and are included as a part of additional paid-in capital as of December 31, 1997. Beginning on May 7, 2005, at the election of the purchasers of the subordinated debentures, the Company is required to repurchase the warrants (Put Agreement) at a price determined by a formula that is defined in the subordinated debenture agreements. This formula is based on the results of operations in the year ending December 31, 2004. The Company has accreted approximately $26,000 of interest expense in relation to the Put Agreement with a corresponding increase in additional paid-in capital.

The subordinated debenture agreements contain covenants, which among other things, require the maintenance of certain financial ratios similar to the Company's senior debt agreements. These agreements also limit the maximum amount of indebtedness and requires lender approval for certain significant mergers and acquisitions, dividends and asset sales, as defined in the debenture agreement.


5. CAPITAL AND OPERATING LEASES:

The Company leases certain facilities under operating leases with various terms expiring through 2003. Certain of these facilities are leased from certain shareholders of the Company's common stock. The Company leases certain machinery, office furniture, and equipment under operating leases expiring through 2000.

The Company also leases certain machinery, office furniture and equipment under capital leases expiring through 2001. In 1997 and 1996, $0 and $439,733, respectively, of property or equipment was acquired under capital leases. The net book value of all equipment under capital leases was approximately $838,000 at December 31, 1997.

The following is a schedule of future minimum lease payments for capital and operating leases as of December 31, 1997:

                                                                     RELATED-PARTY
                                          CAPITAL       OPERATING      OPERATING
YEAR ENDING DECEMBER 31                   LEASES         LEASES         LEASES
----------------------------------      -----------    -----------   -------------
1998                                    $   346,187    $ 2,457,000    $  301,000
1999                                         78,572      2,231,000       301,000
2000                                         69,365      1,926,000       301,000
2001                                         26,162      1,857,000       301,000
2002                                              0      1,393,000       251,000
Thereafter                                        0      4,039,000             0
                                        -----------    -----------    ----------
Total minimum lease payments                520,286     13,903,000     1,455,000
Less - Amount representing
  interest                                   69,797              0             0
                                        -----------    -----------    ----------
                                        $   450,489    $13,903,000    $1,455,000
                                        ===========    ===========    ==========

Rental expense relating to operating leases amounted to approximately $2,172,000 and $1,905,000 for 1997 and 1996, respectively. Rental expense relating to operating leases with shareholders of common stock was approximately $201,000 for the year ending December 31, 1997.

6. RELATED-PARTY SALES TRANSACTIONS:

The Company has engaged in sales transactions with the Series B preferred stockholder. During 1996, the Company had sales to this stockholder of approximately $1,247,000. At December 31, 1996, the Company had outstanding accounts receivable of $223,000 with this stockholder. This stockholder sold the Series B preferred stock during 1997.


7. STOCKHOLDERS' EQUITY AND STOCK BASED COMPENSATION:


STOCKHOLDERS' EQUITY

During 1997, 376,667 shares of the Company's common stock were issued in conjunction with the acquisitions discussed in Note 2. In addition, 44,540 shares of the Company's common stock were sold to certain key management personnel for $6.75 per share.

Concurrent with the Suncoast acquisition discussed in Note 2, the Stockholders of the series A, series B and series C preferred stock agreed to eliminate the dividend provisions. The Company issued 141,842 shares of series A preferred stock to the existing holders of series A preferred stock in satisfaction of accrued cumulative dividends of approximately $1,064,000 at May 7, 1997.

The mandatory redemption provision for all series of preferred stock were eliminated and the cumulative return provisions for series A and C were also eliminated. As a result, the cumulative accretion to redemption value for the series A preferred stock of approximately $3,866,000 ($3,649,000 at December 31, 1996) was eliminated and added back to retained earnings.

On September 30, 1996, the board of directors approved a 15-to-1 stock split. All per share amounts in this report have been restated to reflect this stock split.

STOCK-BASED COMPENSATION

In 1997, the Company granted non-qualified stock options to employees to purchase 395,000 shares of common stock at prices ranging from $6.75 to $13.00. Options representing 155,000 shares permit the holder to purchase one-third of the number of shares of common stock subject to the option, each year beginning on the anniversary date of grant. Options representing 240,000 shares permit the holder to purchase one-fourth of the number of shares of common stock subject to the option each year beginning on the anniversary date of grant. Nonvested shares are subject to forfeiture if the employee ceases to be employed by the Company.

In 1996, the Company granted to a business advisor of the board of directors an option to purchase 2,500 shares of common stock. These options have a five-year term and may be exercised at any time during such term.

Information with respect to stock options is as follows:

                                                                         STOCK
                                                                        OPTIONS
                                                                       --------
Outstanding at December 31, 1995                                        264,000
     Granted                                                              2,500
     Exercised                                                         (129,000)
                                                                       --------
Outstanding at December 31, 1996                                        137,500
     Granted                                                            395,000
     Exercised                                                          (30,000)
                                                                       --------
Outstanding at December 31, 1997                                        502,500
                                                                       ========

The following table summarizes information about stock options outstanding at December 31, 1997:

                                                               EXERCISABLE
                             WEIGHTED                     ---------------------
                              AVERAGE        WEIGHTED                  WEIGHTED
RANGE OF      NUMBER OF      REMAINING       AVERAGE      NUMBER       AVERAGE
EXERCISE       OPTIONS      CONTRACTUAL      EXERCISE       OF         EXERCISE
 PRICES      OUTSTANDING    LIFE (YEARS)      PRICE       OPTIONS       PRICE
--------     -----------    ------------     --------     -------      ---------
 $ 4.33         90,000          3.0           $ 4.33       90,000       $ 4.33
 $ 5.00         17,500          3.1           $ 5.00       17,500       $ 5.00
 $ 6.75        145,000          4.4           $ 6.75            0       $ 6.75
 $10.00        220,000          9.6           $10.00            0       $10.00
 $12.50         20,000          9.8           $12.50            0       $12.50
 $13.00         10,000          9.8           $13.00            0       $13.00

During 1997, 30,000 options were exercised at a price of $.667 per share and 129,000 options were exercised at a price of $1 per share in 1996. Of this amount, $141,500 of the exercise value represented notes receivable from stockholders and was recorded as a reduction to additional paid-in capital. At December 31, 1997, 107,500 options were exercisable.

The Company has stock purchase agreements with certain employees which restrict the transfer of certain of the Company's common stock subject thereto. Under the agreements, in the event a stockholder desires to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any such shares, the Company shall have the right of first refusal to acquire the shares at a price determined in accordance with the agreements. In the event the Company does not exercise this right, the stockholder has the right to transfer the shares.

8. PENSION PLAN:

The Company sponsors a 401(K) plan that provides all employees of the Company an opportunity to accumulate funds for their retirement. The Company matches contributions of participation employees on the basis of the percentages specified in the plan. Company matching contributions to the plan were approximately $16,000 and $4,000 in 1997 and 1996, respectively.


9. INCOME TAXES:

The total provision (credit) for income taxes for the years ended December 31, 1997 and 1996, consists of the following:

                                                       1997             1996
                                                    -----------       ---------
Current taxes (refundable) payable-
     Federal                                        $   392,000       $(242,000)
     State                                              140,000          60,000
                                                    -----------       ---------
                                                        532,000        (182,000)
                                                    -----------       ---------
Deferred taxes-
     Federal                                            620,000         (70,000)
     State (benefit)                                    (53,000)          2,000
                                                    -----------       ---------
                                                        567,000         (68,000)
                                                    -----------       ---------
Total provision (credit) for income taxes           $ 1,099,000       $(250,000)
                                                    ===========       =========

The components of the net deferred tax asset (liability) as of December 31, 1997 and 1996, are as follows:

                                                       1997              1996
                                                    -----------       ---------
Deferred tax assets-
     State NOL carryforwards                        $   143,000       $  64,000
     AMT credit carryforwards                                 0         168,000
     Other                                               16,000          54,000
                                                    -----------       ---------
             Total deferred tax assets                  159,000         286,000
Deferred tax liabilities-
     Depreciation                                    (1,201,000)       (778,000)
     Long-term contract costs                           (66,000)        (91,000)
     Other                                              (42,000)              0
                                                    -----------       ---------
             Total deferred tax liabilities          (1,309,000)       (869,000)
                                                    -----------       ---------
             Net deferred tax liability             $(1,150,000)      $(583,000)
                                                    ===========       =========

The classification of the net deferred tax liability as of December 31, 1997 and 1996, are as follows:

                                                       1997             1996
                                                    -----------       ---------
Current deferred tax asset                          $   101,000       $ 286,000
Long-term deferred tax liability                     (1,251,000)       (869,000)
                                                    -----------       ---------
Net deferred tax liability                          $(1,150,000)      $(583,000)
                                                    ===========       =========

The provision for income taxes differs from the amounts computed by applying the federal statutory rate to income before provision for income taxes on income for the years ended December 31, 1997 and 1996, as follows:

                                                       1997              1996
                                                    -----------       ---------
Federal provision at statutory rate                 $   896,000       $(318,000)
Increase in provision resulting from-
     State income taxes, net of federal tax benefit     154,000          31,000
     Goodwill                                            45,000               0
     Items not deductible for tax purposes                4,000          27,000
     Other                                                    0          10,000
                                                    -----------       ---------
                                                    $ 1,099,000       $(250,000)
                                                    ===========       =========

10. COMMITMENTS AND CONTINGENCIES:

The Company may be subject to lawsuits, tax examinations or other claims arising out of the normal course of business. While the ultimate result of any unasserted claim cannot be determined, management does not expect that the disposition of any such matters would have a material adverse effect on the financial position or results of operations of the Company.

On October 1, 1997, the Company was engaged to procure the design of and be responsible for the construction of a recycling facility. The Company has subcontracted most of the construction of the facility which is estimated to be completed during 1998. The total contract price is approximately $2,800,000. Income from this contract is recognized using the percentage of completion method. As of December 31, 1997, the contract is approximately 7% complete.

When current estimates indicate that a loss will result from a contract, provision is made for the entire amount of the estimated loss. Revisions to estimates are reflected in the period in which the events giving rise to the revision become known.

11. BUSINESS SEGMENTS AND MAJOR CUSTOMERS:


BUSINESS SEGMENTS

During 1997, the Company operated in three divisions as indicated below. Corporate administrative expenses are allocated to segments based on the net revenues for each division.

                                         RECYCLING     INSULATION      PLASTICS     ELIMINATIONS   CONSOLIDATED
                                        -----------    -----------    ----------    -----------     -----------
Net revenues-
    Unaffiliated customers              $22,258,000    $11,373,000    $3,023,000    $         0     $36,654,000
    Intersegment revenues                 1,206,000              0             0     (1,206,000)              0
                                        -----------    -----------    ----------    -----------     -----------
                  Total net revenues     23,464,000     11,373,000     3,023,000     (1,206,000)     36,654,000
                                        -----------    -----------    ----------    -----------     -----------
Operating income                          2,637,000      1,334,000        34,000              0       4,005,000
Depreciation and amortization             1,620,000        410,000       120,000              0       2,150,000
Capital expenditures                      1,533,000      2,846,000       303,000              0       4,682,000
Identifiable assets                      16,353,000     19,742,000     5,486,000              0      41,581,000
                                        ===========    ===========    ==========    ===========     ===========

12. DISCONTINUED OPERATIONS:

In November 1996, the Company developed a plan to discontinue the operations of the commercial office recycling line of business as a result of the decline in demand for high grade scrap paper during 1996 and a refocusing of the Company's resources on its residential recycling operations. The operations of this line of business consisted of three facilities located in Atlanta, Georgia; Alexandria, Virginia; and Stratford, Connecticut. The operations of the commercial office recycling line of business have been accounted for as discontinued operations. In 1996, the Company provided for estimated losses on disposal of the discontinued operations of approximately $118,000 which included a provision for anticipated operating losses prior to disposal and an estimated loss on the disposal. The actual losses incurred during the phase-out period and the actual cost of disposal approximated the estimates established during 1996. No additional amounts relating to discontinued operations were recorded in 1997.


13. SUBSEQUENT EVENTS:


ACQUISITION OF RESOURCE RECOVERY SYSTEMS, INC.

On July 1, 1998, FCR acquired all the outstanding shares of stock of Resource Recovery System, Inc. (RRS). RRS provides residential and commercial recycling processing and marketing services with plants located in Berlin, Connecticut, Howes Cave, New York, Claverack, New York, Saginaw, Michigan, Ann Arbor, Michigan, Athens, Georgia and Sarasota, Florida. The aggregate purchase price for the stock of approximately $4,409,000 was paid in cash. In connection with this transaction, certain debt of RRS totaling approximately $3,960,000 was refinanced under FCR's existing credit agreement and approximately $2,131,000 of debt of RRS remained outstanding. In addition, two former shareholders of RRS signed a five year covenant-not-to-compete for $500,000. The acquisition was financed with a $10,000,000 term note with LaSalle National Bank.

MERGER WITH KTI, INC.

On August 28, 1998, the Company was merged (the Merger) with and into KTI Acquisition Sub, Inc. (Merger Sub), a wholly owned subsidiary of KTI, Inc.
(KTI), pursuant to an agreement and Plan of Merger, dated July 22, 1998, (the Merger Agreement), by and among KTI, Merger Sub, the Company and the securityholders of the Company. Pursuant to the Merger Agreement, at the closing of the Merger, the securities of the Company held by the securityholders of the Company were converted into the right to receive an aggregate of (i) $30,000,000 in cash, (ii) 1,714,285 shares of no par value common stock of KTI and (iii) an additional payment of up to $30,000,000 based upon the earnings from the operation of the Company for the period from July 1, 1998, through December 31, 1998, payable in a combination of cash and common stock of KTI. As a result of the Merger, the Company became a wholly owned subsidiary of KTI.

                           FCR, Inc. and Subsidiaries
                     Consolidated Balance Sheets (unaudited)

                                                     June 30,        June 30,
                                                    -----------    ------------
                                                       1998            1997
                                                    -----------    ------------
Assets
  Current assets
    Cash and cash equivalents                       $   222,583    $    261,988
    Accounts receivable, net                          5,104,723       3,787,105
    Other receivables                                 2,613,666       1,603,711
    Inventory                                         1,820,279         885,776
    Prepaid Expenses and other current assets           667,407         970,519
                                                    -----------    ------------
  Total current assets                               10,428,658       7,509,099

  Property, plant & equipment, net                   22,492,068      12,334,026
  Goodwill                                            7,977,360       7,651,448
  Other assets                                        1,084,438       1,267,828
                                                    -----------    ------------
                                                    $41,982,524    $ 28,762,401
                                                    ===========    ============

Liabilities and stockholders' equity
  Current liabilities
    Line of Credit                                  $ 4,300,000    $    550,000
    Current portion of long-term debt                 2,297,951       1,216,855
    Accounts payable                                  3,582,225       2,270,459
    Accrued expenses                                  3,131,610       1,734,189
    Other current liabilities                            59,846         537,313
                                                    -----------    ------------
  Total current liabilities                          13,371,632       6,308,816

  Other long-term obligations                           564,925         740,864
  Long-term debt                                     11,306,406       5,946,022
  Subordinated debt                                   5,910,000       5,910,000
  Deferred taxes                                      1,251,000         869,000

  Stockholders' equity
    Series A preferred stock                          2,230,648       2,230,648
    Series B preferred stock                            300,000         300,000
    Series C preferred stock                          1,817,784       1,817,784
    Common Stock                                         16,477          14,693
    Additional paid-in capital                        4,403,056       4,854,899
    Retained earnings (deficit)                         810,596        (230,325)
                                                    -----------    ------------
  Total stockholder's equity                          9,578,561       8,987,699
                                                    -----------    ------------
                                                    $41,982,524    $ 28,762,401
                                                    ===========    ============

See notes to condensed consolidated financial statements.

                           FCR, Inc. and Subsidiaries
           Condensed Consolidated Statement of Operations (unaudited)


                                                      Six months ended June 30,
                                                        1998            1997
                                                    ------------     -----------
Net sales                                           $ 29,431,272     $12,302,772
Processing and manufacturing costs                    21,995,662       9,038,498
                                                    ------------     -----------
  Gross Margin                                         7,435,610       3,264,274

Selling, general and administrative expenses           4,303,841       1,165,649
Depreciation and amortization                          1,677,221         940,637
                                                    ------------     -----------
  Total operating expenses                            27,976,724      11,144,784

Operating income                                       1,454,548       1,157,988

Interest and other expenses, net                       1,382,110         451,162
                                                    ------------     -----------
Income before income taxes                                72,438         706,826

Provision for income taxes                               151,110         282,371
                                                    ------------     -----------
Net income (loss)                                   $    (78,672)    $   424,455
                                                    ============     ===========

Basic net income (loss) per share                   $      (0.02)    $      0.14
Diluted net income (loss) per share                 $      (0.02)    $      0.13

Basic weighted average common shares outstanding       3,359,930       3,005,387
Diluted weighted average common shares outstanding     3,986,974       3,345,500

See notes to condensed consolidated financial statements.

                           FCR, Inc. and Subsidiaries
           Condensed Consolidated Statements of Cash Flows (unaudited)


                                                           Six months ended June 30,
                                                             1998             1997
                                                          -----------     ------------
Operating Activities
  Net Income (loss)                                       $   (78,672)    $    424,455
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities -
      Depreciation and amortization                         1,677,221          940,637
      Accretion of common stock warrants                      133,813                0
      Gain on disposal of fixed assets                              0            2,896
  Changes in operating assets and liabilities -
    Increase in accounts receivable, net                     (102,305)         (39,100)
    (Increase) decrease in inventory                          (52,005)          40,324
    Increase in other current assets                         (523,897)      (1,922,198)
    Decrease in accounts payable                           (1,000,666)      (1,049,016)
    Increase in other current liabilities                   1,353,800          378,013
                                                          -----------     ------------
  Net cash provided by (used in) operating activities       1,407,289       (1,223,989)

Investing Activities
  Purchases of property and equipment and other            (3,955,355)        (436,453)
  Acquisitions of businesses, net of cash acquired                  0       (7,077,844)
                                                          -----------     ------------
  Net cash used in investing activities                    (3,955,355)      (7,514,297)

Financing Activities
  Net borrowings under line of credit                       1,498,334         (887,938)
  Proceeds from issuance of long-term debt                  2,125,000       13,000,000
  Principal payments under capital lease obligations         (310,892)        (259,073)
  Principal payments under long-term debt                    (846,158)      (2,970,253)
  Payment of shareholder note payable                      (2,500,000)               0
  Payment of dividends                                              0          (47,500)
  Issuance of common stock                                     27,000          140,010
                                                          -----------     ------------
  Net cash provided by (used in) financing activities          (6,716)       8,975,246

  Net increase (decrease) in cash and cash equivalents     (2,554,782)         236,960
  Cash and cash equivalents, beginning of period            2,777,365           25,028
                                                          -----------     ------------
  Cash and cash equivalents, end of period                $   222,583     $    261,988
                                                          ===========     ============

See notes to condensed consolidated financial statements.

                           FCR, Inc. and Subsidiaries
               Notes to Interim Consolidated Financial Statements


1. Basis of presentation

      The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments (consisting only of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's financial statements for the year ended December 31, 1997.

(a)(2) Consent of Arthur Andersen LLP.

As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 8-K/A into KTI, Inc.'s previously filed registration statements File No. 33-80505, No. 333-56435, No. 333-56433, No. 333-46057, No. 333-44507, No. 333-34327, No. 333-30813, No. 333-28067, No.
333-26757,  No. 33-80087.


/s/ Arthur Andersen LLP
Charlotte, North Carolina,
  September 30, 1998.

(b) Unaudited Pro Forma Financial Information.

      The following unaudited pro forma condensed combined financial statements have been prepared based on the historical financial statements of the Registrant and of FCR. FCR made acquisitions of certain entities in 1997 that are included in the unaudited pro forma financial information as described in note 2 below. The Registrant believes that including these entities in the unaudited pro forma financial statements provides for a better understanding of the Registrant's acquisition of FCR. The unaudited pro forma condensed combined statement of operations assumes that the Registrant purchased FCR and FCR purchased all acquired entities at January 1, 1997.

      The unaudited pro forma condensed combined statements of operations are not necessarily indicative of operating results which would have been achieved had this transaction been completed at January 1, 1997 and should not be construed as representative of future operations.

                                    KTI, Inc.
         Pro Forma Condensed Combined Results from Operations, unaudited
                         Six months ended June 30, 1998
        All figures in $ 000's except per share figures and share counts

                                                                                               Completed Acquisitions
                                                                                               ----------------------------
                                                                                                           FCR Acquisitions
                                                                                   KTI, Inc.    FCR, Inc.        (2)
                                                                                  -----------   --------       -------
Revenues
  Waste-to-Energy
      Electric power and steam                                                    $   25,897    $     --       $    --
      Waste Processing Revenues                                                       17,032          --            --
  Recycling                                                                           35,946      29,431         4,183
                                                                                  -----------   --------       -------
      Total Revenues                                                                   78,875     29,431         4,183
Costs and Expenses
   Electric power, steam and waste processing                                          23,904
   Recycling                                                                           33,723     21,731         3,682
   Selling, general, and administrative expenses                                        3,113      4,569           595
   Depreciation and Amortization                                                        5,065      1,677           500
   Interest, net                                                                        3,060      1,382           355
                                                                                  -----------   --------       -------
       Total Costs and Expenses                                                        68,865     29,359         5,132

                                                                                  -----------   --------       -------
Income (loss) before minority interest, taxes, and extraordinary item                  10,010         72          (949)
    Minority Interest                                                                   2,989
                                                                                  -----------   --------       -------
Income (loss) before taxes and extraordinary item                                       7,021         72          (949)
    Income taxes (Tax benefit)                                                            517        151
                                                                                  -----------   --------       -------
Income (loss) before extraordinary item                                                 6,504        (79)         (949)
    Loss on early extinguishment of debt, net of minority interest and taxes              495
                                                                                  -----------   --------       -------
Net Income (loss)                                                                       6,009        (79)         (949)
       Accretion and paid and accrued dividends on preferred stock                        977
                                                                                  -----------   --------       -------
Net income (loss) available for common shareholders                               $     5,032   $    (79)      $  (949)
                                                                                  ===========   ========       =======

Pro forma earnings per common share and common share equivalent:
Basic:
                                                                                  -----------
   Net income                                                                           $0.53
                                                                                  ===========

Pro forma weighted average number of common shares and common
share equivalents outstanding                                                       9,424,451

Diluted:
                                                                                  -----------
   Net
income                                                                                  $0.49
                                                                                  ===========

Pro forma weighted average number of common shares and common
share equivalents outstanding                                                      12,275,785


                                                                                  Completed
                                                                                 Transactions
                                                                                 ------------
                                                                                     FCR                 Pro forma KTI
                                                                                  Adjustments   Notes     Adjustments    Notes
                                                                                    ------      -----     -----------    -----
Revenues
  Waste-to-Energy
    Electric power and steam                                                        $   --                $       --
    Waste Processing Revenues                                                           --                        --
  Recycling                                                                             --                        --
                                                                                    ------                ----------
      Total Revenues                                                                    --                        --
Costs and Expenses
   Electric power, steam and waste processing
   Recycling                                                                            --
   Selling, general, and administrative expenses                                        --                      (591)    (M)
   Depreciation and Amortization                                                       115      (E),(F)        1,133     (J)
   Interest, net                                                                        (7)       (G)          1,052     (K)
                                                                                    ------                ----------
       Total Costs and Expenses                                                        108                     1,594

                                                                                    ------                ----------
Income (loss) before minority interest, taxes, and extraordinary item                 (108)                   (1,594)
    Minority Interest
                                                                                    ------                ----------
Income (loss) before taxes and extraordinary item                                     (108)                   (1,594)
    Income taxes (Tax benefit)                                                           3        (I)           (182)    (I)
                                                                                    ------                ----------
Income (loss) before extraordinary item                                               (111)                   (1,412)
     Loss on early extinguishment of debt, net of minority interest and taxes
                                                                                    ------                ----------
Net Income (Loss)                                                                     (111)                   (1,412)
     Accretion and paid and accrued dividends on preferred stock
                                                                                    ------                ----------
Net income (loss) available for common shareholders                                 $ (111)               $   (1,412)
                                                                                    ======                ==========

Pro forma earnings per common share and common share equivalent:
Basic:

   Net income


Pro forma weighted average number of common shares and common
share equivalents outstanding                                                                              1,714,285     (L)

Diluted:

   Net income

                                      F-28


Pro forma weighted average number of common shares and common
share equivalents outstanding                                                                               (206,145)    (L)

                                                                                  Pro forma
                                                                                  KTI, Inc.
                                                                                  -----------
Revenues
  Waste-to-Energy
      Electric power and steam                                                    $    25,897
      Waste Processing Revenues                                                        17,032
  Recycling                                                                            69,560
                                                                                  -----------
      Total Revenues                                                                  112,489
Costs and Expenses
   Electric power, steam and waste processing                                          23,904
   Recycling                                                                           59,136
   Selling, general, and administrative expenses                                        7,686
   Depreciation and Amortization                                                        8,490
   Interest, net                                                                        5,842
                                                                                  -----------
       Total Costs and Expenses                                                       105,058

                                                                                  -----------
Income (loss) before minority interest, taxes, and extraordinary item                   7,431
    Minority Interest                                                                   2,989
                                                                                  -----------
 Income (loss) before taxes and extraordinary item                                      4,442
      Income taxes (Tax benefit)                                                          489
                                                                                  -----------
 Income (loss) before extraordinary item                                                3,953
       Loss on early extinguishment of debt, net of minority interest and taxes           495
                                                                                  -----------
 Net Income (Loss)                                                                      3,458
       Accretion and paid and accrued dividends on preferred stock                        977
                                                                                  -----------
  Net income (loss) available for common shareholders                             $     2,481
                                                                                  ===========

Pro forma earnings per common share and common share equivalent:
Basic:
                                                                                  -----------
   Net income                                                                     $      0.22
                                                                                  ===========

Pro forma weighted average number of common shares and common
share equivalents outstanding                                                      11,138,736

Diluted:
                                                                                  -----------
   Net income                                                                     $      0.21
                                                                                  ===========

Pro forma weighted average number of common shares and common
share equivalents outstanding                                                      12,069,640

                                    KTI, Inc.
         Pro Forma Condensed Combined Results from Operations, unaudited
                          Year ended December 31, 1997
        All figures in $ 000's except per share figures and share counts

                                                                                      Completed Acquisitions
                                                                                      --------------------------------------------
                                                                                                 FCR Acquisitions
                                                                          KTI, Inc.   FCR Inc.         (2)         FCR Adjustments
                                                                         ----------    -------      --------          -------
Revenues
  Waste-to-Energy
      Electric power and steam                                           $   38,968    $    --      $     --         $     --
      Waste Processing Revenues                                              31,545         --            --               --
  Recycling                                                                  25,644     36,654        24,371               --
                                                                         ----------    -------      --------          -------
      Total Revenues                                                         96,157     36,654        24,371               --
Costs and Expenses
   Electric power, steam and waste processing                                47,654
   Recycling                                                                 20,099     26,444        18,582               --
   Selling, general, and administrative expenses                              2,978      4,054         3,624           (1,329)
   Depreciation and Amortization                                              8,893      2,150         1,720              450
   Interest, net                                                              5,086      1,369         1,412               78
                                                                         ----------    -------      --------          -------
       Total Costs and Expenses                                              84,710     34,017        25,338             (801)

     Other income                                                               390
                                                                         ----------    -------      --------          -------
Income (loss) before minority interest                                       11,837      2,637          (967)             801
    Minority Interest                                                         1,609
    Pre-acquisition earnings                                                  4,722
                                                                         ----------    -------      --------          -------
 Income (loss) before taxes                                                   5,506      2,637          (967)             801
      Income taxes (Tax benefit)                                             (2,586)     1,099           227              494
                                                                         ----------    -------      --------          -------
  Net income (loss)                                                           8,092      1,538        (1,194)             307
       Accretion and paid and accrued dividends on preferred stock           (1,408)
                                                                         ----------    -------      --------          -------
  Net income (loss) available for common shareholders                    $    6,684    $ 1,538      $ (1,194)         $   307
                                                                         ==========    =======      ========          =======

Pro forma earnings per common share and common share equivalent:
Basic:
                                                                         ----------
   Net income                                                                 $0.90
                                                                         ==========

Pro forma weighted average number of common shares and common share
equivalents outstanding                                                   7,403,681

Diluted:
                                                                         ----------
   Net income                                                            $     0.83
                                                                         ==========

Pro forma weighted average number of common shares and common share
equivalents outstanding                                                   8,426,190

                                                                                                                 Pro forma
                                                                           Notes    KTI Adjustments     Notes    KTI, Inc.
                                                                           -----      ----------        -----   ----------
Revenues
  Waste-to-Energy
    Electric power and steam                                                         $        --                 $  38,968
    Waste Processing Revenues                                                                                       31,545
  Recycling                                                                                                         86,669
                                                                                      ----------                ----------
      Total Revenues                                                                          --                   157,182
Costs and Expenses
   Electric power, steam and waste processing                                                                       47,654
   Recycling                                                                                                        65,125
   Selling, general, and administrative expenses                            (H)                                      9,327
   Depreciation and Amortization                                          (E),(F)          2,281        (J)         15,494
   Interest, net                                                            (G)            2,705        (K)         10,650
                                                                                      ----------                ----------
       Total Costs and Expenses                                                            4,986                   148,250

     Other income                                                                                                      390
                                                                                      ----------                ----------
Income (loss) before minority interest                                                    (4,986)                    9,322
    Minority Interest                                                                                                1,609
    Pre-acquisition earnings                                                                                         4,722
                                                                                      ----------                ----------
 Income (loss) before taxes                                                               (4,986)                    2,991
      Income taxes (Tax benefit)                                            (I)           (1,068)       (I)         (1,834)
                                                                                      ----------                ----------
  Net income (loss)                                                                       (3,918)                    4,825
       Accretion and paid and accrued dividends on preferred stock                                                  (1,408)
                                                                                      ----------                ----------
  Net income (loss) available for common shareholders                                 $   (3,918)               $    3,417
                                                                                      ==========                ==========

Pro forma earnings per common share and common share equivalent:
Basic:
                                                                                                                ----------
   Net income                                                                                                   $     0.37
                                                                                                                ==========

Pro forma weighted average number of common shares and common share
equivalents outstanding                                                                1,714,285        (L)      9,117,966

Diluted:
                                                                                                                ----------
   Net income                                                                                                   $     0.35
                                                                                                                ==========

Pro forma weighted average number of common shares and common share
equivalents outstanding                                                                1,238,041        (L)      9,664,231

                                    KTI, Inc.
                  Pro Forma Condensed Balance Sheet, unaudited
                                  June 30, 1998
                             All figures in $ 000's

                                                                              Completed Acquisitions
                                                                           ----------------------------
                                                                                              FCR Acquisitions
                                                                                              and Adjustments
                                                                      KTI, Inc.   FCR, Inc.         (A)
                                                                      ---------   --------       --------
                              ASSETS
Current assets
   Cash and cash equivalents                                          $  10,027   $    223       $     20
   Restricted funds, current portion                                     16,367
   Accounts receivable, net                                              21,974      5,105            888
   Inventory                                                              2,044      1,820
   Spare parts                                                            4,156
   Receivable from shareholders                                             515      1,294
   Notes and other receivables, current portion                             795      1,319
   Deferred tax assets                                                    2,731        101
   Other current assets                                                   1,286        567             77
                                                                      ---------   --------       --------
        Total current assets                                             59,895     10,429            985

Restricted funds, net of current portion                                  4,851
Notes receivable, affiliates                                                 87
Notes and other receivables                                                 204
Deferred project development costs                                          932
Deferred costs                                                            4,690
Property, plant,and equipment, net                                      168,440     22,492          8,511
Goodwill, net                                                            23,319      7,978          3,576
Other assets                                                              2,777      1,084             61
                                                                      ---------   --------       --------
                 Total Assets                                         $ 265,195   $ 41,983       $ 13,133
                                                                      =========   ========       ========

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                                                   $   7,841   $  3,582       $  1,272
   Accrued expenses                                                       3,087      3,132            850
   Current portion of long-term debt and capital leases                   2,524      2,358             80
   Line of credit                                                         4,000      4,300
   Income taxes payable                                                     251
   Other current liabilities                                              2,020
                                                                      ---------   --------       --------
        Total current liabilities                                        19,723     13,372          2,202

Other long-term obligations                                               3,327        565            821
Long-term debt, net of current portion                                  103,667     11,306         10,110
Subordinated debt                                                                    5,910
Deferred tax liabilities                                                             1,251

Deferred revenue                                                         34,474
Minority interest                                                        23,788

Shareholders' equity, total                                              80,216      9,579
                                                                      ---------   --------       --------
                 Total Liabilities and Shareholders' Equity           $ 265,195   $ 41,983       $ 13,133
                                                                      =========   ========       ========

                                                                                               KTI, Inc. pro
                                                                   KTI Adjustments       Notes     forma
                                                                   ---------------       -----    ---------
                              ASSETS
Current assets
   Cash and cash equivalents                                          $     --                  $  10,270
   Restricted funds, current portion                                                               16,367
   Accounts receivable, net                                                                        27,967
   Inventory                                                                                        3,864
   Spare parts                                                                                      4,156
   Receivable from shareholders                                                                     1,809
   Notes and other receivables, current portion                                                     2,114
   Deferred tax assets                                                    4,400         (C)         7,232
   Other current assets                                                                             1,930
                                                                      ---------                 ---------
        Total current assets                                              4,400                    75,709

Restricted funds, net of current portion                                                            4,851
Notes receivable, affiliates                                                                           87
Notes and other receivables                                                                           204
Deferred project development costs                                                                    932
Deferred costs                                                                                      4,690
Property, plant,and equipment, net                                        9,453         (B)       208,896
Goodwill, net                                                            34,318         (D)        69,191
Other assets                                                                                        3,922
                                                                      ---------                 ---------
                 Total Assets                                         $  48,171                 $ 368,482
                                                                      =========                 =========

               LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                                   $      --
   Accounts payable                                                                             $  12,695
   Accrued expenses                                                                                 7,069
   Current portion of long-term debt and capital leases                                             4,962
   Line of credit                                                                                   8,300
   Income taxes payable                                                                               251
   Other current liabilities                                                                        2,020
                                                                      ---------                 ---------
        Total current liabilities                                            --                     35,297

Other long-term obligations                                                                         4,713
Long-term debt, net of current portion                                   30,000         (B)       155,083
Subordinated debt                                                                                   5,910
Deferred tax liabilities                                                                            1,251

Deferred revenue                                                                                   34,474
Minority interest                                                                                  23,788

Shareholders' equity, total                                              18,171         (B)       107,966
                                                                      ---------                 ---------
                 Total Liabilities and Shareholders' Equity           $  48,171                 $ 368,482
                                                                      =========                 =========

                                    KTI, Inc.
                       December 31, 1997 and June 30, 1998
                 Notes to Pro forma Condensed Combined financial
                             Statements (Unaudited)

1. Description of Transactions

      On August 28, 1998, FCR, Inc., a Delaware corporation ("FCR"), was merged (the "Merger") with and into KTI Acquisition Sub, Inc., a Delaware Corporation and a wholly owned subsidiary of the Registrant ("Merger Sub"), pursuant to an Agreement and Plan of Merger, dated July 22, 1998 (the "Merger Agreement"), by and among the Registrant, Merger Sub, FCR and the securityholders of FCR (the "Holders"). Pursuant to the Merger Agreement, at the closing of the Merger, the securities of FCR held by the Holders were converted into the right to receive an aggregate of (i) $30.0 million in cash (the "Initial Cash Consideration"),(ii) 1,714,285 shares of common stock, no par value (the "Common Stock"), of the Registrant (the "Initial Stock Consideration"), and (iii) an additional payment of up to $30.0 million (the "Earnout"), based upon the earnings from the operations of FCR for the period from July 1, 1998 through December 31, 1998, payable in a combination of cash and Common Stock, which Common Stock shall be valued at the greater of the market value of the Common Stock on the date the Earnout is determined and $23 per share; provided, that if the market value of the Common Stock on the date the Earnout is determined is less than $18 per share, the FCR Holders shall be entitled to an additional payment equal to the difference between $18 and such market value (the "Makeup Payment," and together with the Earnout, the Initial Cash Consideration and the Initial Stock Consideration, the "Merger Consideration"). The Merger Consideration is payable in a combination of Cash and Common Stock, and the value of the Common Stock portion of the Merger Consideration shall be equal to at least 40% of the aggregate Merger Consideration. As a result of the Merger, FCR became a whollyowned subsidiary of the Registrant.

      FCR is a diversified recycling company that provides residential and commercial recycling processing and marketing services and manufactures products, in particular, cellulose insulation, using recycled materials. FCR owns or operates eighteen material recovery facilities, six cellulose insulation manufacturing facilities and three plastic reprocessing facilities in twelve states.

      The Registrant utilized its $150.0 million line of credit with KeyBank National Association to fund the $30.0 million Initial Cash Consideration.

      Effective as of the closing of the Merger, Mr. Paul A. Garrett, Chief Executive Officer of FCR, was named the Vice-Chairman of the Board of Directors of the Registrant and was elected to the Board of Directors of the Registrant. Mr. Brian J. Noonan, Chief Financial Officer of FCR, was named Chief Financial Officer of the Registrant. In connection with the acquisition, certain officers of FCR entered into three year employment agreements.

      On July 2, 1998, FCR acquired all the outstanding shares of stock of Resource Recovery Systems, Inc. (RRS). RRS provides residential and commercial recycling processing and marketing services with plants located in Berlin, Connecticut, Howes Cave, New York, Claverack, New York, Saginaw, Michigan, Ann Arbor, Michigan, Athens, Georgia, and Sarasota, Florida. The aggregate purchase price for the stock was $4.41 million. In connection with this transaction, certain debt of RRS totaling approximately $3.96 million was refinanced under FCR's existing credit agreement and approximately $2.13 million remained outstanding. In addition, two former shareholders of RRS signed a five year covenant-not-to-compete for $500,000.

2. Historical Statements of Operations for Acquisitions

      The historical statements of operations for acquisitions consist of the combined historical statement of operations for the acquisitions completed in 1997 and 1998 for the period from January 1, 1997 through their respective dates of acquisition as follows:

                                                       COMPLETED ACQUISITIONS                                SIX MONTHS
                                                         YEAR ENDED 12/31/97                                    ENDED
                            ----------------------------------------------------------------------------    JUNE 30,1998
                                             RESOURCE           USF           RESOURCE         TOTAL          RESOURCE
                             SUNCOAST(a)    RECYCLING(b)    INSULATION(c)    RECOVERY(d)    ACQUISITIONS     RECOVERY(d)
                             -----------    ------------    -------------    -----------    ------------      --------
Net revenues                $  5,320,079    $  6,785,503    $  1,959,512    $ 10,305,445    $ 24,370,539    $  4,183,073

Processing and
  Manufacturing Costs          2,714,528       7,269,259       1,966,788       8,351,361      20,301,936       4,181,588

Gross Margin                   2,605,551        (483,756)         (7,276)      1,954,084       4,068,603           1,485

Selling General and
Administrative Expenses        2,325,357         649,620          44,299         604,268       3,623,544         594,264
                            --------------------------------------------------------------------------------------------
                            --------------------------------------------------------------------------------------------
Operating Income (Loss)          280,194      (1,133,376)        (51,575)      1,349,816         445,059        (592,779)

Interest & Other Expenses        (38,585)       (103,454)         (4,704)     (1,265,015)     (1,411,758)       (354,598)
                            --------------------------------------------------------------------------------------------
                            --------------------------------------------------------------------------------------------

Income (Loss) Before Income
  Taxes                          241,609      (1,236,830)        (56,279)         84,801        (966,699)       (947,377)

Income Taxes                      95,400               0         (30,582)        162,227         227,045               0
                            --------------------------------------------------------------------------------------------
Net Income (Loss)           $    146,209    $ (1,236,830)   $    (25,697)   $    (77,426)   $ (1,193,744)       (947,377)
                            --------------------------------------------------------------------------------------------

      a) Acquisition completed on May 7, 1997
      b) Acquisition completed on September 2, 1997
      c) Acquisition completed on December 1, 1997
      d) Acquisition completed on July 1, 1998

See the footnotes to the FCR 1997 audited Financial statement located in F-7 to F-21 for a description of these transactions.

All of the completed acquisitions were accounted for using the purchase method of accounting for business combinations.

3. Pro Forma Adjustments (all amounts in thousands unless indicated otherwise)

Balance Sheet as of June 30, 1998.

(A) Reflects the acquisition by FCR of all the outstanding common shares of Resource Recovery, Inc. (RRS) which has been accounted for using the purchase method. The total purchase price was $4,409. In connection with this transaction certain debt of RRS totaling approximately $3,960 was refinanced under FCR's existing credit agreement and approximately $2,131 of debt of RRS remained outstanding. In addition, two former shareholders of RRS signed a five year covenant-not-to-compete for $500.

(B) Reflects the acquisition by KTI of the outstanding stock of FCR which has been accounted for using the purchase method of accounting. The initial aggregate purchase price was approximately $57,800 which included the issuance of 1,714,285 shares of Company's common stock valued at $16.19 per share and a cash payment of $30,000. In addition, debt totaling $2,000 of FCR remained outstanding. The Company utilized it's line of credit with KeyBank National Associates to finance the acquisition of FCR. The Merger Agreement provides for an additional payment of up to $30,000. The pro forma financial statements were prepared with the assumption that no additional payment will be made.

(C) Reflects the recording of a current deferred tax asset resulting from FCR's net operating loss carryforward of approximately $11,000.

(D)   Reflects the recording of goodwill resulting from the acquisition of FCR.

Results of Operations, year ended December 31, 1997 and the six month period ended June 30, 1998.

(E) Reflects additional depreciation of $180, and $25, for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

      Depreciation is recorded over the estimated remaining lives of the fixed assets.

(F) Reflects additional goodwill amortization expense of $270, and $90, for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. Goodwill is amortized over 20 years.

(G) Reflects the additional interest expense on the incremental debt outstanding assuming an interest rate of 9.25%.

(H) Reflects elimination of selling, general and administrative expenses for the year ended December 31, 1997 for reductions of officer's salaries and other compensation items per employment agreements.

(I) The provision for income taxes on the pro forma adjustments at a 39.5% rate before nondeductible depreciation and goodwill amortization.

(J) Reflects additional depreciation of FCR assets of $946 for the year ended December 31, 1997 and $473 for the six months ended June 30, 1998 using a useful life of 10 years. Reflects additional goodwill amortization of $1,335, for the year ended December 31, 1997 and $660 for the six months ended June 30, 1998 using a useful life of 20 years.

(K) Reflects the additional interest expense on the incremental debt outstanding assuming an interest rate of 7.75%.

(L) Reflects the effect of the additional shares issued in connection with the acquisition of FCR net of the impact of securities which become antidilutive based on pro forma operating results.

(M) Reflects elimination of legal, investment banking, and search fees incurred by FCR in connection with the acquisition of FCR by KTI.

(c)  Exhibits.

Exhibit Number      Description
--------------      -----------
*4.1                Agreement and Plan of Merger, dated July 22, 1998, between
                    KTI, Inc., KTI Acquisition Sub, Inc., FCR, Inc. and certain securityholders of FCR, Inc. (Incorporated by reference to
                    Exhibit 4.1 to the Registant's Current Report on Form 8-K,
                    dated July 22, 1998.)

*4.3                Employment Agreement, dated August 28, 1998, between the
                    Registrant and Paul A. Garrett.

*4.4                Employment Agreement, dated August 28, 1998, between the
                    Registrant and Brian J. Noonan.

*4.5                Employment Agreement, dated August 28, 1998, between the
                    Registrant and Michael P. Kuruc.

*99.1               Press Release dated August 31, 1998.

+99.2               Fairness Opinion of Donaldson, Lufkin & Jenrette dated
                    July 7, 1998.

* Previously Filed.
+ Filed Herewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   KTI, INC.



Dated: October 7, 1998             By: /s/ Martin J. Sergi
                                       ---------------------------
                                   Name:  Martin J. Sergi
                                   Title: President

EXHIBIT INDEX

    99.2            Fairness Opinion of Donaldson, Lufkin & Jenrette